Exhibit 10.11

FOURTH ADDENDUM TO THE SHARE PURCHASE AGREEMENT

THIS FOURTH ADDENDUM TO THE SHARE PURCHASE AGREEMENT (this “Fourth Addendum”) is made as of the 7th day of May 2024 (the “Effective Date”) by and between Polyrizon Ltd., a company incorporated under the laws of the state of Israel, whose principal address is at 5 Hatidhar St., Ra’anana, Israel (the “Company”) and Medigus Ltd., a company incorporated under the laws of the state of Israel, whose principle address is at 3 HaNechoshet Street, building B, 6971068, Tel Aviv, Israel (the “Purchaser”). The Company and the Purchaser shall hereinafter be collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS, the Parties entered into a Share Purchase Agreement dated July 15th, 2020 (the “SPA”); and

WHEREAS, the Parties entered into an addendum to the SPA dated December 15, 2021 (the “First Addendum”);

WHEREAS, the Parties entered into a second addendum to the SPA dated December 23, 2021 (the “Second Addendum”);

WHEREAS, the Parties entered into a third addendum to the SPA dated November 21, 2023 (the “Third Addendum”);

WHEREAS, subject to the terms and conditions of this Fourth Addendum, the Parties have agreed to change the terms of the SPA the First Addendum, the Second Addendum and the Third Addendum as further detailed in this Fourth Addendum.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Capitalized terms used and not defined herein shall have the meanings ascribed to them in the SPA, the First Addendum, Second Addendum and Third Addendum.

2.	The Preamble to this Agreement is fully integrated hereto and forms an integral part thereof.

3.	The Parties agree that the following clauses shall replace in their entirety, Section 3 of the Third Addendum:

3.1.	Upon a completion of listing the Company’s ordinary shares (the “Ordinary Shares”) for trading on the NASDAQ, whether via an initial public offering, merger, or by any other means (the “Listing”), provided however, that such Listing takes place on or prior to December 31st 2024, the Purchaser shall receive the following option (the “New Option”):

3.2.	Purchaser shall have the option, exercisable at its sole discretion, to invest in the Company an additional one-time investment in the amount of US$2,000,000, in consideration for Ordinary Shares of the Company. The New Option shall be exercisable under the terms set out below:

3.2.1.	The New Option shall be exercisable for a period of 3 (three) years commencing on the closing date of the Listing; and

3.2.2.	The number of Ordinary Shares issuable to the Company upon the exercise of the New Option shall be calculated according to a price per share equal to US$ 5 (the”Price Per Share”).

3.2.3.	Adjustment Of Price Per Share. The Price Per Share shall be adjusted from time to time as follows:

3.2.3.1.	Adjustment Upon Issuance of Ordinary Shares. Other than under the Listing, if the Company, at any time while the New Option is outstanding, issues or sells any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Price Per Share (the foregoing a “Dilutive Issuance”), then immediately after and subject to the consummation of such Dilutive Issuance, the Price per Share then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Price Per Share under this Section 3.2.3.1, the following shall be applicable:

3.2.3.1.1.	Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of Ordinary Shares or any other securities of the Company, together comprising one integrated transaction, each security issued will be deemed to have been issued for its relative fair value in relation to the aggregate consideration received by the Company. The relative fair value of such securities will be determined jointly by the Company and the Purchaser following the closing of the Dilutive Issuance. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Purchaser. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

3.2.3.2.	Adjustment Upon Subdivision or Combination of Ordinary Shares. If the Company at any time while the New Option is outstanding subdivides (by any Share split, Share dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Price Per Share in effect immediately prior to such subdivision will be proportionately reduced and the number of Ordinary shares under the New Option will be proportionately increased. If the Company at any time while the New Option is outstanding combines (by combination, reverse Share split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Price Per Share in effect immediately prior to such combination will be proportionately increased and the number of Ordinary shares under the New Option will be proportionately decreased. Any adjustment under this Section 3.2.3.2 shall become effective at the close of business on the date the subdivision or combination becomes effective. In each case, the aggregate exercise price and aggregate interest of the Purchaser in the Company, on a fully diluted basis, will remain the same as before such adjustment.

3.2.3.3.	Other Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions (including, without limitation, the granting of Share appreciation rights, phantom Share rights or other rights with equity features), then the Company’s board of directors will make an appropriate adjustment in the Price Per Share and the number of Ordinary Shares issuable under the New Option, as mutually determined by the Company’s board of directors and the Purchaser, so as to protect the rights of the Purchaser; provided that no such adjustment pursuant to this Section 3.2.3.3 will increase the Price Per Share or decrease the number of Ordinary Shares issuable under the New Option as otherwise determined pursuant to this Section 3 and provided, further, that the adjustment pursuant to this Section 3.2.3.3 shall be of a technical nature and does not result in a change in the fair value of this New Option immediately prior to and after the event.

For the Purpose of this Section 3, the following definitions shall have the meaning ascribed by their side:

(i)	“Approved Share Plan” means any employee benefit plan or share incentive plan which has been approved by the board of directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(ii)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iii)	“Convertible Securities” means any Ordinary Share or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(iv)	“Excluded Securities” means any Ordinary Shares issued or issuable or deemed to be issued in accordance with Section 3 hereof by the Company: (i) under any Approved Share Plan, (ii) upon exercise of the New Option issued pursuant to this Agreement; provided, that the terms of such New Option are not amended, modified or changed on or after the Agreement Date, (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Agreement Date; provided, that such issuance of Ordinary Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Agreement Date and such Options or Convertible Securities are not amended, modified or changed on or after the Agreement Date (iv) upon a dividend or distribution to all holders of Ordinary Shares (including pursuant to a rights plan), (v) upon a Share split, reverse Share split, distribution of bonus shares, combination or other recapitalization events or (vi) the Listing.

(v)	“Options” means any rights, warrants or options to subscribe for or purchase (i) Ordinary Shares or (ii) Convertible Securities.

3.2.4.	The Parties expressly agree that in the event the Company does not complete a Listing on or prior to December 31st, 2024, the New Option shall automatically terminate, become null and void and be of no further effect. For avoidance of doubt, in such an event, the Purchaser shall have no options to purchase Securities of the Company which shall include without limiting, Ordinary Shares of the Company.

Miscellaneous.

1.	All other terms and provisions of the SPA and\or the First Addendum and\or the Second Addendum and\or the Third Addendum, not specifically amended herein, shall remain in full force and effect, and shall continue to apply mutatis mutandis to the provisions detailed herein.

2.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Fourth Addendum and the intentions of the Parties as reflected thereby.

3.	This Fourth Addendum shall be governed by and construed in accordance with the laws of the State ofIsrael, excluding the body of law pertaining to conflict of law. Any disputes arising under or in relation to this Fourth Addendum shall be resolved exclusively by the competent courts of Tel-Aviv.

4.	This Fourth Addendum may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

[Signature Page to Follow]

Signature Page of the Fourth Addendum to the Share Purchase Agreement of Polyrizon Ltd.

IN WITNESS WHEREOF, the parties have executed this Fourth Addendum on the date first appearing above:

THE COMPANY:

/s/ Tomer Izraeli
POLYRIZON LTD.

By:	Tomer Izraeli
Title:	CEO

THE PURCHASER:

MEDIGUS LTD.

By:
Title:

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